SUB-ADVISORY AGREEMENT

          THIS AGREEMENT is made this 8th day of September, 1995 by and between TRANS FINANCIAL BANK, N.A., a national banking association organized under the laws of the United States (the "Adviser"), and MASTRAPASQUA & ASSOCIATES, INC., a Tennessee corporation (the "Sub-Adviser"), on behalf of Trans Adviser Funds, Inc. (the "Company"), with respect to the following recital of fact:

                                  R E C I T A L

          WHEREAS,   the  Company  is  registered  as  an  open-end   management
investment company under the Investment Company Act of 1940, as amended; and

          WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as investment adviser; and

          WHEREAS, the Adviser serves as Adviser to the Company pursuant to an Advisory Agreement between the Adviser and the Company of even date herewith (the "Advisory Agreement"); and

          WHEREAS, the Adviser and the Sub-Adviser desire to enter into an agreement to provide investment advisory services with respect to the funds listed on Schedule A (the "Funds") on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as investment adviser to the Company for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Investment Sub-Advisory Services. The Sub-Adviser agrees that it will:

               (i) (a) with respect to the Company's Growth/Value Fund and Aggressive Growth Fund (collectively, the "Equity Funds"), obtain and evaluate information the Sub-Adviser considers pertinent concerning: (i) significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or a portfolio of one of the Equity Funds; (ii) the individual issuers whose securities are included in a portfolio of one of the Equity Funds or the activities in which they engage; or (iii) securities which the Sub- Adviser considers desirable for inclusion in a portfolio of one of the Equity Funds;

               (b) determine which issuers and securities shall be represented in a portfolio of one of the Equity Funds;

               (c) formulate and implement continuing programs for the purchases and sales of the securities of such issuers;

               (d) take, on behalf of the Company and its Equity Funds, all actions which appear to the Company and the Adviser necessary to carry into effect such purchase and sale programs as aforesaid;

               (e) consult with the Adviser as necessary concerning the Company's investable cash and furnish the Adviser with reports of purchases and sales of portfolio securities for the Equity Funds in order for the Adviser to fulfill its responsibilities under the Advisory Agreement; and


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               (f) furnish the Company's Board of Directors and the Adviser with such periodic and special reports as the Board of Directors or the Adviser may reasonably request.

               (ii) (a) with respect to the Company's Intermediate Bond Fund, Kentucky Tax-Free Fund, Tennessee Tax-Free Fund and Money Market Fund (collectively, the "Fixed Income Funds"), provide, obtain and evaluate information the Adviser considers pertinent concerning significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or a portfolio of one of the Fixed Income Funds;

               (b) furnish the Company's Board of Directors and the Adviser with such periodic and special reports as the Board of Directors or the Adviser may reasonably request.

         3. Broker-Dealer Relationships. The Sub-Adviser is responsible for decisions to buy and sell securities for the Equity Funds, broker-dealer selection, and negotiation of brokerage commission rates for such Funds. The Sub-Adviser's primary consideration in effecting a security transaction will be execution at the most favorable price. The Company understands that most of the Company's fixed income transactions will be transacted with issuers or primary market makers acting as principal on a net basis, with no brokerage commissions being paid by a Fund. Such principal transactions may, however, result in a profit to the market makers. In certain instances the Sub-Adviser may make purchases of underwritten issues at prices which include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of a Fund on a continuing basis. Accordingly, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to a Fund. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers and dealers who also provide research or statistical material, or other services to the Company, the Adviser or the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board of Directors of the Company indicating the brokers to whom such allocations have been made and the basis therefor.

         4. Control by Board of Directors. Any activities undertaken by the Sub-Adviser pursuant to this Agreement shall at all times be subject to any directives of the Board of Directors of the Company.

         5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

               (a) all applicable  provisions of the  Investment  Company Act of
               1940,  as  amended,   and  any  rules  and  regulations   adopted
               thereunder;

               (b) the provisions of the Registration Statement of the Company under the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

               (c) the provisions of the Articles of Amendment and Restatement;

               (d) the provisions of the By-laws of the Company, as amended; and


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

               (e) any other applicable provisions of state and federal law.

         6. Expenses.

         During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions) purchased for the Company, including the expense of maintaining a trading function in order to carry out its obligations under subparagraph (d) of paragraph 2 hereof to place orders for the purchase and sale of portfolio instruments for the Company's Equity Funds.

         7. Delegation of Responsibilities. Upon the request of the Company's Board of Directors or the Adviser, the Sub-Adviser may, but should be under no duty to, perform services on behalf of the Company which are not required by this Agreement. Such services will be performed on behalf of the Company and the Sub-Adviser's cost in rendering such services may be billed monthly to the Adviser. Payment or assumption by the Sub-Adviser of any such expense that the Sub-Adviser is not required to pay or assume under this Agreement shall not relieve the Sub-Adviser of any of its obligations to the Adviser or the Company nor obligate the Sub-Adviser to pay or assume any similar expense on any subsequent occasions.

         8. Compensation. For the services to be rendered and the expenses assumed by the Sub-Adviser, the Adviser shall pay to the Sub-Adviser the annual fee, payable monthly, set forth opposite each Fund's name on Schedule A annexed to this Agreement. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Sub-Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations.

         9. Expense Limitation; Fee Waivers. Reductions of advisory fees by the Adviser as a result of any applicable expense limitation or fee waiver will not reduce any sub-advisory fee due the Sub-Adviser under this Agreement.

         10. Non-Exclusivity. The services of the Sub-Adviser to the Company are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and management services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

         11. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to Paragraph 12 hereof, for a period of two years from the date hereof. The Agreement shall thereafter continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

               (a) (i) by the Company's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended), and

               (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or "interested persons" of a party to this Agreement (other than as Company directors), by votes cast in person at a meeting specifically called for such purpose.

         12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of a Fund's outstanding voting securities (as defined in the Investment Company Act of 1940, as amended), by the Adviser or by the Sub-Adviser, on sixty (60)


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

days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended.

         13. Limitation of Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or its officers, directors or employees, or reckless disregard by the Sub-Adviser of its duties under this Agreement, the Sub-Adviser shall not be liable to the Adviser, the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of both the Adviser and the Sub-Adviser shall be 540 East Main Street, Bowling Green, Kentucky 42101.

         15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

                                   TRANS FINANCIAL BANK, N.A.

                                   By /s/ Douglas M. Lester
                                   ----------------------------
                                   Douglas M. Lester, President

Attest:

/s/ Ron Sjezner
---------------

                                   MASTRAPASQUA & ASSOCIATES, INC.

                                   By /s/ Frank Mastrapasqua
                                   -----------------------------
                                   Frank Mastrapasqua, President

Attest:

/s/ Thomas A. Trantum
---------------------


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

                                   SCHEDULE A

NAME OF FUND                                      ANNUAL FEE

                            The Adviser shall pay to
the Sub-Adviser:

1. Equity Funds:             .50% on the first $100 million of the Equity Funds'
                             combined average daily net assets plus .25% of the Equity Funds' combined average daily net assets in excess of $100 million.

2. Fixed Income Funds:       .03% of each Fixed Income Fund's average daily net
                             assets.


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